Exhibit N

Execution Version

PRICING AGREEMENT

Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

Citigroup Global Markets Limited

Citigroup Centre

Canada Square

London E14 5LB

United Kingdom

J.P. Morgan Securities plc

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom

Nomura International plc

1 Angel Lane

London EC4R 3AB

United Kingdom

January 17, 2024

As Representatives of the several Underwriters

named in Schedule I to this Pricing Agreement

Ladies and Gentlemen:

Corporación Andina de Fomento (“CAF”), a multilateral financial institution, the Series A shareholders and full members of which are the Republic of Argentina, the Plurinational State of Bolivia, the Federative Republic of Brazil, the Republic of Chile, the Republic of Colombia, the Dominican Republic, the Republic of Ecuador, the Republic of El Salvador, the Republic of Honduras, the Republic of Panama, the Republic of Paraguay, the Republic of Peru, the Republic of Trinidad and Tobago, the Oriental Republic of Uruguay and the Bolivarian Republic of Venezuela, proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated August 9, 2019 between CAF and the representatives of the several underwriters named in the respective pricing agreements described therein (the “Underwriting Agreement”), to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”), for whom

Barclays Bank PLC, Citigroup Global Markets Limited, J.P. Morgan Securities plc and Nomura International plc are acting as Representatives, the Securities specified in Schedule II hereto (the “Designated Securities”). In connection with the offering and sale of the Designated Securities, each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety except to the extent such provision has been amended or otherwise modified by the provisions of this Pricing Agreement, and such incorporated provisions of the Underwriting Agreement, as amended by this Pricing Agreement, shall be deemed to be a part of this Pricing Agreement. Each reference to Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 16 of the Underwriting Agreement and the addresses of the Representatives referred to in Section 12 thereof are set forth at the end of Schedule II hereto.

A supplement to the Statutory Prospectus relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

1. Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, CAF agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from CAF, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of the Designated Securities set forth opposite the name of each such Underwriter in Schedule I hereto.

2. In connection with the offering and sale of the Designated Securities, the Underwriting Agreement is hereby revised and supplemented as follows:

a. The term “Registration Statement” shall mean, as of any time, the Registration Statement (File No. 333-274855, filed with the Commission on October 4, 2023 and as amended by any post-effective amendments thereto) relating to the Designated Securities, including any amendment thereto and any information in a prospectus deemed to be a part thereof pursuant to Rule 430C. The term “Applicable Time” shall mean 3:03 p.m. New York City time on January 17, 2024.

b. Subsection (a)(i) of Section 2 is modified in its entirety to read as follows:

“CAF has filed with the Securities and Exchange Commission (the “Commission”) a registration statement under Schedule B relating to the Designated Securities (such registration statement, including any amendment thereto and any information in a prospectus deemed to be a part thereof pursuant to Rule 430C, the “Registration Statement”); the Registration Statement and any post-effective amendment thereto, each in the form heretofore delivered or to be delivered to the Representatives for each of the Underwriters, excluding exhibits to the Registration Statement, have been declared effective by the Commission in such form; no other document with respect to the Registration Statement has heretofore been filed or transmitted for filing with the Commission (other than any prospectus filed pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act of 1933, as amended (the “1933 Act”) or any issuer free writing prospectus filed pursuant to Rule 433(d) of the 1933 Act, each in the form heretofore delivered to the Representatives); the Commission did not object to the filing of the Registration Statement under Schedule B before the time the Registration Statement initially became effective, and the Registration Statement was deemed filed on the proper registration form at such time by operation of Rule 401(g)(1) of the 1933 Act; and no stop order suspending the effectiveness of the Registration Statement and no proceeding for that purpose has been initiated or threatened by the Commission. The term “Statutory Prospectus” as of any time means the prospectus relating to the Designated Securities that is included in the Registration Statement immediately prior to the time of the first contract of sale for the Designated Securities, including any basic prospectus or prospectus supplement deemed to be a part thereof pursuant to Rule 430C that has not been superseded or modified. The term “Final Prospectus” means the Statutory Prospectus that discloses the public offering price and other final terms of the Designated Securities and otherwise satisfies Section 10(a) of the 1933 Act.” c. Subsection (c) of Section 2, is modified in its entirety to read as follows:

“The Convenio Constitutivo dated February 7, 1968, as amended (the “Constitutive Agreement”), pursuant to which CAF was established, has been duly executed and ratified by all of the signatory countries thereto and constitutes a legally binding obligation of each Full Member Shareholder Country (collectively, the “Signatory Countries”) under public international law, and the obligations of CAF’s shareholder countries to pay the subscription price of the callable capital that has been subscribed by them are unconditional and absolute obligations of each such shareholder country that CAF considers backed by the full faith and credit of the government of each such shareholder country, as described in the General Disclosure Package.”

c. Subsection (p) of Section 2, is modified in its entirety to read as follows:

“Neither CAF nor, to the best of the knowledge of CAF, any director, officer, agent, employee, affiliate, or any other person acting on behalf of CAF, has engaged in any activity or conduct which would violate any applicable anti-bribery or anti-corruption law or regulation, and CAF and, to the best of CAF’s knowledge, its affiliates, conduct their businesses in compliance with the Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010 and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.”

d. Subsection (r) of Section 2, is modified in its entirety to read as follows:

“Except as otherwise disclosed in the General Disclosure Package, none of CAF, any director or, to the knowledge of CAF, any officer, agent, employee, affiliate or representative of CAF is an individual or entity (a “Person”) that is the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union, His Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively,

“Sanctions”); CAF is not located, organized under the laws of, or resident in, a country or territory that is subject to comprehensive country-wide or territory-wide Sanctions (currently Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Kherson and Zaporizhzhia regions of Ukraine, and any other non-government controlled areas of Ukraine); and CAF will not directly or indirectly use the proceeds of the sale of the Designated Securities, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions, or in any country or territory that is subject to comprehensive country-wide or territory-wide Sanctions (currently Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Kherson and Zaporizhzhia regions of Ukraine, and any other non-government controlled areas of Ukraine), in any manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions; provided, that, for purposes of this subsection (r) of Section 2, a Person shall not be deemed to be an affiliate solely as a result of a minority shareholding in CAF.

Each of CAF and the Underwriters acknowledges and agrees that the representation, warranty and agreement given in this subsection (r) of Section 2 is only sought and given to the extent that to do so would not result in a violation of, or conflict by such Underwriter of Council Regulation (EC) 2271/96, as amended (including, if applicable, as it forms part of United Kingdom domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended) and/or any associated and applicable national law, instrument or regulation related thereto.

e. New subsection (s) of Section 2 is added as follows:

“(s) CAF will apply to the Financial Conduct Authority in its capacity as competent authority pursuant to Part VI of the Financial Services and Markets Act 2000 (the “Financial Conduct Authority”) for the Designated Securities to be admitted to the official list of the Financial Conduct Authority (the “Official List”) and to the London Stock Exchange plc (the “London Stock Exchange”) for the Designated Securities to be admitted to trading on the London Stock Exchange’s Regulated Market.”

f. In the last sentence in Section 6(a), the following is added immediately after the words “disbursements of their counsel” and before the period:

“; provided, however, that CAF shall reimburse the Representatives upon demand for the reasonable fees and disbursements of Venezuelan counsel to the Underwriters in an aggregate amount of up to $4,000.”

g. Subsection 7(b) is replaced in its entirety as follows:

“(b) The General Counsel of CAF shall have furnished to the Representatives his written opinion, dated the Time of Delivery for such Designated Securities, in the form delivered to and agreed by the Representatives on or prior to the date hereof.”

h. Subsection 7(f) is eliminated in its entirety.

i. New subsection (l) of Section 7 is added as follows:

“(l) Application shall have been made to the Financial Conduct Authority for the Designated Securities to be admitted to the Official List and to the London Stock Exchange for the Designated Securities to be admitted to trading on the London Stock Exchange’s Regulated Market.”

j. New Section 24 is added as follows:

“24. UK Broker-Dealer.

(a) Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understandings between Barclays Bank PLC, Citigroup Global Markets Limited, J.P. Morgan Securities plc and Nomura International plc (each a “UK Broker-Dealer” and together the “UK Broker-Dealers”) and CAF, CAF acknowledges and accepts that a UK Bail-in Liability arising under this Agreement may be subject to the exercise of UK Bail-in Powers by the relevant UK resolution authority, and acknowledges, accepts, and agrees to be bound by:

(i) the effect of the exercise of UK Bail-in Powers by the relevant UK resolution authority in relation to any UK Bail-in Liability of the UK Broker-Dealers to CAF under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(A) the reduction of all, or a portion, of the UK Bail-in Liability or outstanding amounts due thereon;

(B) the conversion of all, or a portion, of the UK Bail-in Liability into shares, other securities or other obligations of the UK Broker-Dealers or another person, and the issue to or conferral on CAF of such shares, securities or obligations;

(C) the cancellation of the UK Bail-in Liability;

(D) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period;

(ii) the variation of the terms of this Agreement, as deemed necessary by the relevant resolution authority, to give effect to the exercise of UK Bail-in Powers by the relevant resolution authority.

(iii) For purposes of this Section 24(a), the following definitions apply:

(A) “UK Bail-in Legislation” means Part I of the UK Banking Act 2009 and any other law or regulation applicable in the UK relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

(B) “UK Bail-in Liability” means a liability in respect of which the UK Bail-in Powers may be exercised.

(C) “UK Bail-in Power” means the powers under the UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability.

(b) Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding between each BRRD Party and each BRRD Counterparty, each BRRD Counterparty acknowledges and accepts that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(i) the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of each BRRD Party to each BRRD Counterparty under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(A) the reduction of all, or a portion, of such BRRD Liability or outstanding amounts due thereon;

(B) the conversion of all, or a portion, of such BRRD Liability into shares, other securities or other obligations of the relevant BRRD Party or another person, and the issue to or conferral on the BRRD Counterparty of such shares, securities or obligations;

(C) the cancellation of such BRRD Liability;

(D) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period;

(ii) the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

(iii) For purposes of this Section 24(b), the following definitions apply:

(A) “Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

(B) “Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

(C) “BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

(D) “BRRD Counterparty” means each party to this Agreement, other than the relevant BRRD Party, that is a counterparty to any BRRD Party.

(E) “BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.

(F) “BRRD Party” means any party to this Agreement subject to the Bail-in Legislation.

(G) “EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at the LMA website under EU Bail-in Legislation Schedule.

(H) “Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant BRRD Party.””

k. New Section 25 is added as follows:

“25. UK MiFIR Product Governance Rules. Solely for the purposes of the requirements of 3.2.7R of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the UK MiFIR Product Governance Rules:

(a) Each of Barclays Bank PLC, Citigroup Global Markets Limited, J.P. Morgan Securities plc and Nomura International plc (each a “UK Manufacturer” and together the “UK Manufacturers”) understands the responsibilities conferred upon it under the UK MiFIR Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Designated Securities and the related information set out in the Prospectus Supplement in connection with the Designated Securities; and

(b) CAF notes the application of the UK MiFIR Product Governance Rules and acknowledges the target market and distribution channels identified as applying to the Designated Securities by the UK Manufacturers and the related information set out in the Prospectus Supplement in connection with the Designated Securities.”

l. New Section 27 is added as follows:

“27. ICMA Agreement Among Managers. The execution of this Agreement on behalf of all parties hereto will constitute acceptance by each Underwriter of the International Capital Market Association Standard Form (New York Schedule) “Agreement Among Managers Version 1: Fixed-Price Non Equity-Related Issues – with or without Selling Group” (the “Agreement Among Managers”) subject to any amendment notified to such Underwriter in writing at any time prior to the execution of this Agreement. References in the Agreement Among Managers to the “Lead Manager” and the “Joint Bookrunners” shall mean the Underwriters or the relevant Underwriter, as the case may be, references to the “Settlement Lead Manager” shall mean J.P. Morgan Securities plc, references to the “Stabilisation Coordinator” shall mean J.P. Morgan Securities plc and references to the “Stabilisation Manager” shall mean J.P. Morgan Securities plc.

The Underwriters agree to disapply clause 3 of the Agreement Among Managers in favor of Section 9 of the Underwriting Agreement.

The Underwriters further agree for the purposes of the Agreement Among Managers that their respective underwriting commitments as between themselves will be as set out in Schedule I to this Agreement, which shall constitute the Commitment Notification (as defined in the Agreement Among Managers).

Where there are any inconsistencies between this Agreement and the Agreement Among Managers, the terms of this Agreement shall prevail.”

m. New Section 28 is added as follows:

“28. Stabilisation. The parties hereto confirm the appointment of J.P. Morgan Securities plc as the central point responsible for public disclosure of stabilisation and handling any Financial Conduct Authority requests, in each case, in accordance with Article 6(5) of the UK FCA Stabilisation Binding Technical Standards.”

If the foregoing is in accordance with your understanding, please sign and return to us four counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and CAF.

[Signature Pages Follow]

Very truly yours,

Corporación Andina de Fomento

By:	/s/ Gabriel Felpeto
Name: Gabriel Felpeto
Title: Vice President of Finance and Chief Financial Officer

[Signature Page to Pricing Agreement]

Accepted as of the date hereof:

Barclays Bank PLC

By:	/s/ Emily Wilson
Name: Emily Wilson
Title: Authorised Signatory

[Signature Page to Pricing Agreement]

Citigroup Global Markets Limited

By:	/s/ Aoife Gribbin
Name: Aoife Gribbin
Title: Delegated Signatory

[Signature Page to Pricing Agreement]

J.P. Morgan Securities plc

By:	/s/ Sarah Lovedee
Name: Sarah Lovedee
Title: Executive Director

[Signature Page to Pricing Agreement]

Nomura International plc

By:	/s/ Guy Luscombe
Name: Guy Luscombe
Title: Duly Authorised Signatory

As Representatives of the several

Underwriters named in Schedule I to

this Pricing Agreement

[Signature Page to Pricing Agreement]

SCHEDULE I

Underwriter	Principal Amount of Designated Securities to be Purchased
Barclays Bank PLC	USD 437,500,000
Citigroup Global Markets Limited	USD 437,500,000
J.P. Morgan Securities plc	USD 437,500,000
Nomura International plc	USD 437,500,000

Total	USD 1,750,000,000

Schedule I-15

SCHEDULE II

Title of Designated Securities:

5.000% Notes due 2029

Aggregate principal amount:

USD 1,750,000,000

Price to Public:

99.699% of the principal amount of the Designated Securities, plus accrued interest, if any, from January 24, 2024

Purchase Price by Underwriters:

99.574% of the principal amount of the Designated Securities, plus accrued interest, if any, from January 24, 2024

Form of Designated Securities:

Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC

Specified funds for payment of purchase price:

Federal (same-day) funds

Time of Delivery:

10:00 a.m. (New York City time), January 24, 2024

Maturity:

January 24, 2029

Interest Rate:

5.000% per annum

Interest Payment Dates:

July 24 and January 24, with a first interest payment date on July 24, 2024

Schedule II-1

Interest Payable From:

January 24, 2024

Redemption Provisions:

Redeemeable in whole, but not in part, for tax reasons

Sinking Fund Provisions:

No sinking fund provisions

Closing location for delivery of Designated Securities:

Offices of Clifford Chance US LLP, 31 West 52nd Street, 4th Floor, New York, NY 10019

Listing:

Application will be made to admit the Designated Securities to the Official List of the Financial Conduct Authority and to the London Stock Exchange for the Designated Securities to be admitted to trading on the Regulated Market of the London Stock Exchange.

Name and address of the Representatives:

Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

Citigroup Global Markets Limited

Citigroup Centre

Canada Square

London E14 5LB

United Kingdom

J.P. Morgan Securities plc

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom

Nomura International plc

1 Angel Lane

London EC4R 3AB

United Kingdom

Schedule II-2

Fiscal Agency Agreement:

Fiscal Agency Agreement, dated as of March 17, 1998, between CAF and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.)

Schedule II-3

SCHEDULE III

General Disclosure Package

1. Prospectus dated October 17, 2023, as supplemented by Preliminary Prospectus Supplement, dated January 16, 2024.

2. Final Term Sheet dated January 17, 2024, substantially in the form and substance set forth below:

Corporación Andina de Fomento

USD 1,750,000,000 of 5.000% Notes due 2029

Issuer:	Corporación Andina de Fomento

Ratings(1):	Moody’s: Aa3 (Stable) / S&P: AA (Stable) / Fitch: AA- (Stable)

Security Status:	Senior unsecured notes; not secured by any property or assets; notes rank equally with all other unsecured and unsubordinated indebtedness

Transaction Type:	SEC Registered

Currency:	U.S. Dollars (“USD”)

Total Principal Amount:	USD 1,750,000,000

Offering Price:	99.699%

Gross Proceeds (excluding accrued interest):	USD 1,744,732,500

Underwriting Discount:	0.125%

Trade Date:	January 17, 2024

Settlement:	January 24, 2024 (T+5)

Maturity:	January 24, 2029

Coupon:	5.000% per annum, payable semi-annually

Spread to SOFR Mid-Swap:	+130 bps

Benchmark Instrument:	UST 3.750% due December 31, 2028

Benchmark Instrument Price/Yield:	98-241⁄4 / 4.029%

Spread to Benchmark Instrument:	+104 bps

Yield to Maturity:	5.069%

Interest Payment Frequency:	Semi-annual

Interest Payment Dates:	July 24 and January 24, commencing on July 24, 2024

Schedule III-1

Interest Rate Basis:	30/360

Business Day Convention:	Modified Following, Unadjusted

Redemption Provisions:	Redeemable in whole, but not in part, for tax reasons

Sinking Fund Provisions:	No sinking fund provisions

Form:	Global note held by depositary or the depositary’s custodian

Denominations:	Denominations of USD 1,000.00 and integral multiples of USD 1,000.00 in excess thereof

Clearing:	DTC / Euroclear / Clearstream

Joint Book-Running Managers:	Barclays Bank PLC Citigroup Global Markets Limited J.P. Morgan Securities plc Nomura International plc

Names and Addresses of Representatives:

Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

Citigroup Global Markets Limited

Citigroup Centre

Canada Square

London E14 5LB

United Kingdom

J.P. Morgan Securities plc

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom

Nomura International plc

1 Angel Lane

London EC4R 3AB

United Kingdom

Governing Law:	New York

Listing:	Application will be made to admit the notes to the official list of the Financial Conduct Authority and to the regulated market of the London Stock Exchange

CUSIP/ISIN:	CUSIP: 219868CJ3 ISIN: US219868CJ38

Schedule III-2

(1)

These securities ratings have been provided by Moody’s, S&P and Fitch Ratings. These ratings are not a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time and should be evaluated independently of any other rating.

UK MiFIR Professionals/ECPs-only – Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels).

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared.

This communication is intended for the sole use of the person to whom it is provided by the issuer.

A preliminary prospectus supplement of CAF accompanies the free-writing prospectus and is available from the SEC’s website at https://www.sec.gov/Archives/edgar/data/947438/000119312524008088/d941725d424b3.htm [sec.gov].

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you a copy of the prospectus if you request it by calling Barclays Bank PLC at +44 (0) 20 7773 9098, Citigroup Global Markets Limited at +44 (0) 207 986 900, J.P. Morgan Securities plc at +1 866 803 9204 or Nomura International plc at +1 212 667 9000.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Schedule III-3

SCHEDULE IV

Free Writing Prospectus

Pricing Term Sheet, as dated and filed with the Commission on January 17, 2024.

Schedule IV-1